Exhibit 99.2

CONSENT TO REFERENCE IN REGISTRATION STATEMENT

July 3, 2024

Elong Power Holding Limited

West Gushan Road and North Xingguang Road

Ganzhou City, Jiangxi Province, 341000, PRC

Elong Power Holding Limited (the “Company”) has filed a Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the closing of the business combination described in the proxy statement/prospectus.

Sincerely,

Tung Kok Keow
(Name)

/s/ Tung Kok Keow
(Signature)